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                                                               EXHIBIT 6(b) 1a


        WEST PENN POWER COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME FOR TWELVE MONTHS ENDED
                MARCH 31, 1999 PER BOOKS
                 (Thousands of Dollars)

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                                                           Per Books  Adjustments  Pro Forma


ELECTRIC OPERATING REVENUES                              $ 1,115,749

OPERATING EXPENSES:
  Operation:
     Fuel                                                    254,899
     Purchased power and exchanges, net                      137,397
     Other                                                   182,664
  Maintenance                                                 93,494
  Depreciation                                               117,057
  Taxes other than income taxes                               86,370
  Federal and state income taxes                              71,281
               Total Operating Expenses                      943,162
               Operating Income                              172,587

OTHER INCOME AND DEDUCTIONS:
   Allowance for other than borrowed funds
      used during construction                                    26
   Other income, net                                          10,821
               Total Other Income and Deductions              10,847

               Income Before Interest Charges                183,434

INTEREST CHARGES:
   Interest on long-term debt                                 60,468
   Other interest                                              5,992
   Allowance for borrowed funds used during
      construction                                            (2,146)

               Total Interest Charges                         64,314

CONSOLIDATED NET INCOME BEFORE EXTRAORDINARY ITEMS           119,120

  Extraordinary item                                        (275,427)

CONSOLIDATED NET INCOME                                  $  (156,307)

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